EXHIBIT 10.4

                          SEVERANCE AND NONCOMPETITION

                                    AGREEMENT

         THIS AGREEMENT, by and between Lund International Holdings, Inc., a Minnesota corporation with its principal offices at Anoka, Minnesota ("Lund") and Allan W. Lund of Hayward, Wisconsin (the "Executive"), is made and entered into on of this 9th day of September, 1997.

         WHEREAS, Executive has made a significant contribution to the profitability, growth, and financial strength of Lund; and

         WHEREAS, Executive has intimate knowledge of the business and affairs of Lund, its policies, methods and personnel; and

         WHEREAS, Lund recognizes the value of Executive's services to other similar businesses engaged in the aftermarket for light truck and sport utility vehicle exterior appearance accessories, to the detriment of Lund and its shareholders; and

         WHEREAS, it is in the best interests of Lund and its stockholders to provide for the payment described in this Agreement in order to restrict the employment of Executive in the aftermarket for light truck and sport utility vehicle exterior appearance accessories; and

         WHEREAS, Executive desires to enter into this Agreement to so restrict his employment, in consideration for the payment and other benefits to be provided herein.

         THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. Lump Sum Payment. As and for severance and in consideration for the noncompetition and nondisclosure provisions of Sections 3 and 4 herein, Executive shall be entitled to and Lund shall pay to Executive on the date of the execution of this Agreement a lump sum payment in cash or other immediately available funds as follows:(a) One Hundred Thousand and no/100 Dollars ($100,000), as and for severance; (b) Four Hundred Fifty Thousand and no/100 Dollars ($450,000), as and for the restrictions under Section 3 and 4 herein; and (c) Fifty Thousand and no/100 Dollars ($50,000), as and for the mutual release described in Section 10.

         Before the execution of this Agreement, counsel to Lund shall provide Executive with its opinion that no portion of the above payments constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986.

         2. Payment in Addition to Other Benefits. Executive shall be entitled to receive all benefits payable to Executive under any and all compensation, bonus, stock option, welfare, pension, fringe benefit plan, program or practice sponsored, maintained, or contributed to by Lund to the extent to which Executive is entitled as of the date of this Agreement in accordance


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with their respective terms, which shall be in addition to, and not reduced by, any amounts payable to Executive under Section 1. Except with respect to benefits as provided in the preceding sentence and for continuation and conversion rights to certain benefits pursuant to Section 4980B of the Code (COBRA) and applicable state law, Executive's participation in any such plan, program or practice shall cease as of the date of this Agreement.

         3. Nondisclosure. Executive acknowledges that during his employment with Lund and/or its subsidiaries, he has occupied a position of trust and confidence. Executive shall not, except as may be required by applicable law, until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding Lund, its subsidiaries and affiliates. "Confidential Information" shall mean information about Lund, its subsidiaries and affiliates, and their respective suppliers and customers that is generally understood by persons involved in the automotive aftermarket to be confidential, trade secret and/or proprietary information of Lund and that was learned by Executive in the course of his employment by Lund, its subsidiaries and affiliates, including (without limitation) such information pertaining to sales and marketing activities, customers, suppliers and vendors of unique products or products the supply of which is so limited that diversion of such products to others would materially constrain their supply to Lund, product design and specifications, development of new products and inventions, pricing, manufacturing processes unique to Lund, financial information (other than that publicly disclosed by Lund), and management, financial conditions or business plans. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to Lund, its subsidiaries and affiliates, and that such information gives Lund, its subsidiaries and affiliates a competitive advantage. Executive agrees to deliver or return to Lund, at Lund's request at any time as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by Lund, its subsidiaries or affiliates or prepared by Executive during the term of his employment by Lund, its subsidiaries and affiliates.

         4. Noncompetition. For a period of twelve (12) months following the effective date of this Agreement, Executive agrees that he shall not at any time, directly or indirectly, within the United States:

         a. be employed by or provide advice or consulting services to, or participate in (as owner, partner, stockholder, member, venturer, director, governor, or the like) any business engaged in the invention, design, development, marketing, selling, distributing and/or manufacturing of products that compete with products which are, on the date of this Agreement, (i) listed in Lund's current published catalogues,
                  (ii) under development by Lund or any of its subsidiaries or affiliates, or (iii) under active negotiation by Lund or any of its subsidiaries or affiliates to purchase the manufacturing rights for from another company.

         b. solicit or recruit any individual employed by Lund, its subsidiaries or affiliates for the purpose of being employed by him or by any entity on whose behalf he is acting as an agent, representative or employee; or


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         c.       influence or attempt to influence customers, suppliers, or vendors of Lund or any of its subsidiaries or affiliates or parties with which Lund or any of its subsidiaries or affiliates do business, to divert their business away from Lund, its subsidiaries or affiliates.

         Notwithstanding anything in Sections 3 and 4 to the contrary, (1) Executive's ownership, for strictly investment purposes, of less than five percent (5%) of the capital stock of a publicly owned company shall not constitute a violation of this Section 4; (2) nothing in this Agreement shall limit Executive's right to be employed by, provide advice or consulting services to, invest in, or otherwise participate in James Automotive, Inc., provided that, during the period covered by this Section, James Automotive, Inc. does not manufacture, market or distribute any products that duplicate any products which are, on the date of this Agreement, described in paragraph (a)(i), (ii) or (iii) of this Section 4 above.

         5. Violation of Noncompete and Nondisclosure; Injunctive Relief. In the event that Executive is determined, by a court of competent jurisdiction, to have engaged in the conduct proscribed by either Sections 3 or 4 of this Agreement, Executive agrees to repay the amount received pursuant to Section 1(b) of this Agreement. It is further expressly agreed that Lund will or would suffer irreparable injury if Executive violated either Section 3 or 4 of this Agreement and that Lund would by reason of such violation be entitled to preliminary or injunctive relief in a court of competent jurisdiction, and Executive further consents and stipulates to the entry of such preliminary or injunctive relief in such a court upon an appropriate finding by such court that Executive has violated either Sections 3 or 4.

         6. Litigation Support. Executive agrees to cooperate fully, without compensation, in all reasonable respects with Lund and its attorneys in connection with Lund's prosecution, defense or response to matters or actions in which (a) Lund, its subsidiaries, affiliates, officers, directors or employees are named in a Complaint, Cross-Complaint or counter claim as a defendant, (b) allegations, claims or charges have been made or threatened against Executive and/or Lund (or any of its subsidiaries) which relate to or involve Executive's former duties as an employee or officer of Lund, or (c) Executive is or may be either (i) entitled to indemnification from Lund pursuant to the Articles of Incorporation or Bylaws of Lund or the Delaware General Corporation Law or (ii) entitled to coverage under one or more directors' and officers' or other insurance policies maintained at any time by Lund. Such cooperation shall include, for example, Executive making himself available to Lund's representatives and to Lund's attorneys for purposes of conferences, meetings, compilation and communication of records and facts, and appearing as a witness or prospective witness in connection with deposition or other testimony that may be required in connection with such defense, provided, however, that Executive's interest is not adverse to the interest of Lund, and provided further, that Executive's availability be at such times and places that are mutually convenient to Executive, Lund, Lund's attorneys and plaintiff's attorneys. Lund will reimburse Executive for all travel and other reasonable out-of-pocket expenses relating to his attendance at conferences, meetings, depositions and the like relating to the Litigation. In connection with his involvement in the defense of the Litigation, Executive also understands and agrees that the matters that Executive discusses with Lund and its attorneys are likely to be of a confidential and privileged nature and Executive agrees to comply


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with all instructions and advice provided to Executive by Lund and its attorneys with respect to the confidential and privileged nature of such communications.

         7. Indemnification. Lund will defend, indemnify and hold Executive (and his legal representative or other successors) harmless from and against any damages, claims, liabilities, losses and expenses (including without limitation the payment of reasonable attorney's fees and expenses in advance of final disposition of the proceedings) of any kind or nature whatsoever which may be sustained or suffered by Executive in connection with or arising out of any action, suit or proceeding to which he (or his legal representative or other successors) may be made a party by reason of his being or having been a director, officer or employee of Lund or any of its subsidiaries, his serving or having served any other enterprise as a director, officer or employee at the request of Lund, the disposition of Executive's shares in Lund, or the making of this Agreement, to the fullest extent permitted by Delaware General Corporation Law as in effect at the time of the subject act or omission, the Articles of Incorporation and By-Laws of Lund as in effect at such time or on the date of this Agreement, or any insurance policies Lund may elect to maintain generally for the benefit of its directors and officers, whichever affords or afforded greater protection to Executive; and Lund shall cause to be maintained in effect for not less than six years from the date of this Agreement (to the extent available) policies of directors' and officers' liability insurance covering Executive of at least the same coverage as those maintained by Lund on the date of this Agreement and containing terms and conditions which are no less advantageous than such policies. The identification accorded Executive by this
Section 7 shall apply regardless of whether the claim giving rise to indemnification is made against Executive in his capacity as a director, officer or employee of Lund, or otherwise; provided, that the nature of the claim is such that it could have been brought against Executive in his capacity as a director, officer or employee of Lund. If any claim is made against Executive for investment banking fees arising out of the disposition of Executive's shares in Lund, Lund will defend, indemnify and hold Executive (and his legal representatives or other successors) harmless from and against fifty percent (50%) of any damages, claims, liabilities, losses and expenses (including, without limitation, the payment of reasonable attorneys' fees and expenses in advance of final disposition of the proceedings) which may be sustained or suffered by Executive in connection with such claim. The preceding sentence is not intended to acknowledge that Executive is obligated for any such investment banking fees, and Lund and Executive affirm their belief that Executive has no such obligation.

         8. Confidentiality of Agreement. Executive and Lund agree to keep this Agreement, including the contents thereof, in confidence and not to disclose the terms of this Agreement to any third party without the written consent of the other. However, nothing contained herein shall prevent (a) either party from disclosing this Agreement or the terms thereof to their respective accountants and attorneys and, in the case of Lund, to its employees and directors who have a need to know of the existence and contents hereof; (b) Executive from disclosing the terms of this Agreement to his spouse, to banks or other financial institutions in connection with his obtaining loans or credit from such entities, or to prospective employers who have made bonafide employment offers to Executive, provided, however, that Executive shall first advise such banks, financial institutions or prospective employers of the confidential nature of this Agreement; or (c) Lund from disclosing the terms and conditions of this Agreement or from


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filing copies of this Agreement with any state or federal regulatory agencies, including the Securities and Exchange Commission, if such disclosure or filing of copies is considered by Lund as necessary or appropriate to comply with federal or state securities laws or regulations or other legal or regulatory requirements.

         9. Resignations. Executive hereby resigns, effective as of the date of this Agreement, as an officer and director of Lund and any and all of its subsidiaries and affiliates.

         10. Mutual Release. In consideration for the amount set forth in
Section 1(c) above and the other consideration contained therein, Executive and Lund agree to execute a mutual release in the form attached hereto as Exhibit 1.

         11. Press Release. Lund and Executive have agreed on the wording of a press release regarding Executive's resignation, which is attached hereto as
Exhibit 2.

         12. Future Statements. Executive and Lund and its subsidiaries and affiliates agree that they will not engage in speech or actions which are detrimental to the name and/or reputation of each other, nor make any disparaging comments concerning each other, including the officers, directors, agents, employees, and shareholders of Lund, its subsidiaries and affiliates, except that this provision shall have no effect in the event a party hereto is made the subject of any action commenced by the other party, its officers, directors, agents, employees or shareholders in the future.

         13. Successors. Lund will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Lund to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Lund would be required to perform it if no such succession had taken place.

         14. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, successors, heirs, and designated beneficiaries. If Executive should die before the amount would be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's designated beneficiaries, or, if there is no such designated beneficiary, to Executive's estate.

         15. No Mitigation. Executive shall not be required to mitigate the amount of the payment provided for in Section 1 by seeking other employment or otherwise, nor shall the amount of the payment provided for in Section 1 be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the date of payment, or otherwise.

         16. No Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed


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by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         17. Attorneys' Fees. Lund shall also pay all legal fees and expenses incurred by Executive in connection with the negotiation, drafting and execution of this Agreement and the sale of Executive's Shares in Lund contemporaneous hereto. Provided, however, Lund's obligation under this Section shall not exceed $30,000 in addition to amounts paid by Lund for such fees and expenses before July 21, 1997.

         18. Validity. It is the desire and the intent of the parties that the provisions of Section 4 shall be enforceable to the fullest extent permissible under applicable law and public policy. Accordingly, if Section 4 or any portion thereof shall be adjudicated to be invalid or unenforceable whether because of the duration and scope of the covenants set forth herein or otherwise, the length and scope of the restrictions set forth in Section 4 shall be reduced to the extent necessary so that this covenant may be enforced to the fullest extent possible under applicable law.

         The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         19. Withholding. Lund shall withhold from any amounts due and payable to Executive by Lund under Section 1(a) and (c) the amount of any and all withholding required under federal, state or local tax laws or regulations. Executive shall be responsible for any state and federal taxes applicable to the amounts due and payable to Executive under Section 1(b).

         20. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the undersigned officer, on behalf of Lund International Holdings, Inc., and Allan W. Lund have hereunto set their hands as of the date first above written.


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                                             LUND INTERNATIONAL HOLDINGS, INC.

                                             By:  /s/ William J. McMahon
                                                --------------------------------
                                             Its Chief Executive Officer

                                             EXECUTIVE:

                                             /s/ Allan  W. Lund
                                             -----------------------------------
                                             Allan W. Lund


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                                                                       EXHIBIT 1

                                 MUTUAL RELEASE

         As a material inducement to Lund to enter into this Release, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Lund, its officers, directors, agents, employees, shareholders, partners, successors and assigns, individually and in their representative capacity, and any entity affiliated with any of the foregoing, from any and all claims, demands, obligations, damages, expenses, compensation and causes of action, of any nature and from whatsoever source, whether known and unknown, whether based in tort, contract or other theory of recovery, and whether for compensatory or punitive damages, which Executive may have against any and all of them. Through this Release, Executive extinguishes all causes of action against such persons, including but not limited to any contract, wage or benefit claims; shareholder claims; impairment of economic opportunity claims; intentional infliction of emotional distress, defamation or any other tort claims; and all claims arising from any federal, state or municipal law or ordinance. This Release extinguishes any potential claims of employment discrimination arising from Executive's employment with and separation from Lund, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act. Executive understands that this Release releases all known and unknown claims against the Company and the other releases; provided, however, that claims which arise out of a breach of this Agreement or claims which arise out of any employee benefit plan under which Executive is entitled to benefits (as set forth in the Severance and Noncompetition Agreement between Lund and Executive dated September 9, 1997) are not released hereunder.

         Under the Age Discrimination in Employment Act, Executive has 21 days to review and consider this Release. If Executive executes this Release before 21 days elapsed from the date on which Executive first receives it (September 9, 1997) then Executive shall voluntarily waive his right to the full 21 day review period. Executive has the right to rescind this Release within fifteen (15) calendar days of the date upon which Executive signs it. If Executive desires to rescind this Release, Executive must do so in writing and deliver it to Mark S. Weitz, Leonard, Street and Deinard, 150 South Fifth Street, Minneapolis, Minnesota 55402, by hand or by mail within the 15-day period. If such rescission is by mail, it must be postmarked within 15 calendar days of the date on which Executive executes this Release and sent by certified mail, return receipt requested.

         As a material inducement to Executive to enter into this Release, Lund and its subsidiaries and affiliates hereby irrevocably and unconditionally release, acquit and forever discharge Executive from any and all claims, demands, obligations, actions, damages, expenses, and compensation of any nature and from whatever source, whether known or unknown, suspected or unsuspected, whether based in tort, contract or other theory of recovery, and whether for compensatory or punitive damages, on account of or in any way growing out of the employment relationship between the parties, Executive's relationship as a shareholder or director of Lund and its subsidiaries and affiliates, the making of the Agreement of which this Release is a part or the sale of Executive's shares in Lund. This Release releases all such claims


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against Executive. Claims which arise out of a breach of the Agreement of which this Release is a part are not released hereunder.

         In the event this Release is rescinded pursuant to Minnesota Statutes,
Section 363.031, subd. 2, as provided in the accompanying notice, Executive shall promptly repay to Lund an amount of Fifty Thousand Dollars and no/100 dollars ($50,000) and the mutual release provided herein shall be null and void and of no further force or effect

                                      LUND INTERNATIONAL HOLDINGS, INC.
                                      ("LUND")

                                      By:  /s/ William J.  McMahon
                                         ---------------------------------------
                                      Its Chief Executive Officer

                                      ALLAN W. LUND ("EXECUTIVE")

                                      /s/ Allan  W. Lund
                                      ------------------------------------------
                                      Allan W. Lund